Exhibit 16.1

November 7, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lomond Therapeutics Holdings, Inc. (f.k.a. Venetian-1 Acquisition Corp.) under Item 4.01 of its Form 8-K, dated November 7, 2024. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Lomond Therapeutics Holdings, Inc. (f.k.a. Venetian-1 Acquisition Corp.) contained therein.

Sincerely,

/s/ GRASSI & CO., CPAs, P.C.